United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a party other than the registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for use of the Commission

Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

Guaranty Federal Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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GUARANTY FEDERAL BANCSHARES, INC.

1341 WEST BATTLEFIELD
SPRINGFIELD, MO 65807-4181
(417) 520-4333

NOTICE OF MEETING OF STOCKHOLDERS

To Be Held on May 28, 2014

Notice is hereby given that an annual meeting of the stockholders (the “Meeting”) of Guaranty Federal Bancshares, Inc. (the “Company”) will be held at the Guaranty Bank Operations Center, 1414 W. Elfindale Street, Springfield, Missouri, on May 28, 2014, at 6:00 p.m., local time. Stockholders of record at the close of business on April 7, 2014 are the stockholders entitled to vote at the Meeting.

A Proxy Card and a Proxy Statement for the Meeting are enclosed.

The Meeting is being held for the purpose of considering and acting upon:

1.	The election of three directors.

2.	The advisory (non-binding) vote to approve executive compensation.

3.	The advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.

4.	The ratification of BKD, LLP as Independent Registered Public Accounting Firm to the Company for the fiscal year ending December 31, 2014.

5.

Such other matters as may come properly before the Meeting or any adjournments thereof. Except with respect to procedural matters incident to the conduct of the Meeting, the Board of Directors is not aware of any other business to come before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Stockholders’ Meeting to be Held on May 28, 2014. Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet. This Notice and Proxy Statement and our 2013 Annual Report may be accessed at www.gbankmo.com.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Don M. Gibson Don M. Gibson Chairman of the Board

Springfield, Missouri
April 28, 2014

THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE, AND YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

1341 W. Battlefield ▪ Springfield, MO 65807 417-520-4333 ▪ www.gbankmo.com

April 28, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Guaranty Federal Bancshares, Inc., I cordially invite you to attend the 2014 Annual Meeting of Stockholders to be held at the Guaranty Bank Operations Center, 1414 W. Elfindale Street, Springfield, Missouri, on Wednesday, May 28, 2014 at 6:00 p.m., local time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. Following the formal meeting, I will report on the operations of the Company. Directors and officers of the Company, as well as representatives of BKD, LLP, our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as soon as possible. This will not prevent you from voting in person at the meeting but will assure that your vote is counted if you are unable to attend the meeting.

Respectfully,

/s/ Shaun A. Burke

Shaun A. Burke
President and CEO

GUARANTY FEDERAL BANCSHARES, INC.
1341 WEST BATTLEFIELD
SPRINGFIELD, MISSOURI 65807-4181

PROXY STATEMENT

This Proxy Statement has been prepared in connection with the solicitation of proxies by the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) for use at the annual meeting of stockholders to be held on May 28, 2014 (the “Annual Meeting”), and at any adjournment(s) thereof. The Annual Meeting will be held at 6:00 p.m., local time, at the Guaranty Bank Operations Center, 1414 W. Elfindale Street, Springfield, Missouri. It is anticipated that this Proxy Statement will be mailed to stockholders on or about April 28, 2014.

RECORD DATE--VOTING--VOTE REQUIRED FOR APPROVAL

All persons who were holders of record of the common stock, par value $0.10 per share (“Common Stock”) of the Company at the close of business on April 7, 2014 (“Record Date”) will be entitled to cast votes at the Annual Meeting. Voting may be by proxy or in person. As of the Record Date, the Company had 4,260,125 shares of Common Stock issued and outstanding.

Holders of a majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for purposes of transacting business at the Annual Meeting.

Stockholders are urged to indicate their vote in the appropriate spaces on the proxy card. Each proxy solicited hereby, if properly executed, duly returned to the Board of Directors of the Company (the “Board of Directors” or the “Board”) and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting in accordance with the stockholder’s instructions indicated thereon. Where no instructions are indicated, proxies will be voted by those named in the proxies FOR the approval of the specific proposals presented in this Proxy Statement and on the proxy card and in their discretion upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Each stockholder shall have one vote for each share of Common Stock owned. No appraisal or dissenters’ rights exist for any action to be taken at the Annual Meeting.

A stockholder giving a proxy has the power to revoke the proxy at any time before it is exercised by filing with the Secretary of the Company written instructions revoking the proxy. A duly executed proxy bearing a later date will be sufficient to revoke an earlier proxy. The proxy executed by a stockholder who attends the Annual Meeting will be revoked only if that stockholder files the proper written instrument with the Secretary prior to the end of the voting at the Annual Meeting.

To the extent necessary to assure sufficient representation at the Annual Meeting, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone, by internet or by further correspondence. Officers, directors and regular employees of the Company will not be compensated for their solicitation efforts. The cost of soliciting proxies from stockholders will be borne by the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock.

Regardless of the number of shares of the Company’s Common Stock owned, it is important that stockholders be represented by proxy or be present in person at the Annual Meeting. In order for any proposals considered at the Annual Meeting to be approved by the Company’s stockholders, a quorum must be present. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope.

Proxies marked as abstentions and broker non-votes (as defined below) will be treated as shares present for purposes of determining whether a quorum is present. Proxies marked as abstentions will not be counted as votes cast. Brokers are entitled to vote the shares they hold for their customers in “street name” on routine matters when the customers (i.e. the “beneficial owners”) do not instruct the brokers how to vote the customer’s shares. Only Proposal Four, regarding the ratification of BKD, LLP as Independent Registered Public Accounting Firm, is deemed to be a routine matter. Brokers will be entitled to vote shares of Common Stock they hold in street name on Proposal Four in the absence of instructions on how to vote by the beneficial owners. Proposals One, Two and Three are not deemed to be routine matters and, as such, brokers are not entitled to vote shares of Common Stock they hold in street name on Proposals One, Two and Three in the absence of instructions on how to vote from the beneficial owners. These are referred to as “broker non-votes.” Broker non-votes will not be counted as votes cast, and therefore will not affect the election of directors, advisory approval of executive compensation or frequency vote on the future advisory approval of executive compensation.

Directors are elected by a plurality of votes of the shares present in person or by proxy at the Annual Meeting. The proposals to approve executive compensation, to approve a frequency for future executive compensation approvals and to ratify the selection of the independent registered public accounting firm require the affirmative vote of a majority of the votes cast on such matter. Accordingly, abstentions will have no effect on the election of directors, executive compensation, the frequency vote or the ratification of the Company’s independent registered public accounting firm.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND management

Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Certificate of Incorporation of the Company restricts the voting by persons who beneficially own in excess of 10% of the outstanding shares of Common Stock. This restriction does not apply to employee benefit plans of the Company. The following table sets forth, as of the Record Date, persons or groups who are known by the Company to beneficially own more than 5% of the Common Stock.

	Amount and Nature of		Percent of Total
Name and Address	Beneficial		Outstanding
of Beneficial Owner	Ownership		Common Shares
Castle Creek Capital Partners V, LLC
6051 El Tordo
Racho Santa Fe, CA 92067	402,500	(1)	9.45%

EJF Capital, LLC
2107 Wilson Boulevard, Suite 410
Arlington, VA 22201	221,000	(2)	5.19%

Sy Jacobs and Jacobs Asset
Management, LLC
11 East 26th Street, Suite 1900
New York, NY 10010	214,400	(3)	5.03%

(1)

Information based on a joint schedule 13G filed with the Securities and Exchange Commission on March 17, 2014 by Castle Creek Capital Partners V, LP as the “Reporting Persons”. The Schedule 13G reports sole voting and investment power over 402,500 shares beneficially owned.

(2)

Information based on a joint schedule 13G filed with the Securities and Exchange Commission on April 2, 2014 by EJF Capital, LLC and entities as the “Reporting Persons”. The Schedule 13G reports shared voting power over 221,000 shares beneficially owned.

(3)

Information based on a joint schedule 13G filed with the Securities and Exchange Commission on March 14, 2014 by Sy Jacobs and Jacobs Asset Management, LLC as the “Reporting Persons”. The Schedule 13G reports sole voting and investment power over 214,400 shares beneficially owned.

The following table sets forth certain information as of the Record Date, with respect to the shares of the Company’s Common Stock beneficially owned by each of the directors, nominees for director and Named Executive Officers (see section titled “Summary Compensation Table”) of the Company, and the total shares beneficially owned by directors and executive officers as a group. The Company’s policy is for each director to own a minimum of 2,500 shares, exclusive of stock grants and non-exercised stock options. Directors with less than 5 years of experience on the Board are required to own a minimum of 500 shares for each full year of service on the Board, up to 2,500 shares. Less than 1% stock ownership is shown below with an asterisk (*).

	Amount and Nature of		Percent of Total
	Beneficial		Outstanding
Name of Beneficial Owner	Ownership (1)		Common Shares
Don Gibson	90,556	(2)	2.04%
Shaun A. Burke	92,553	(3)	2.08%
Kurt Hellweg	89,584	(4)	2.02%
Greg Ostergren	65,303	(5)	1.47%
Tim Rosenbury	25,916	(6)	*
Jamie Sivils, III	22,757	(7)	*
James Batten	21,712	(8)	*
John Griesemer	77,604	(9)	1.75%
Carter Peters	33,333	(10)	*
H. Michael Mattson	40,609	(11)	*
Sheri Biser	9,453	(12)	*
Robin Robeson	-		*
Total owned by all directors and executive officers as a group (twelve persons)	569,380	(13)	12.81%

(1)	Amounts may include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or investment powers. Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trust or other entities.
(2)	Includes	7,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(3)	Includes	65,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(4)	Includes	7,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(5)	Includes	7,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(6)	Includes	7,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(7)	Includes	7,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(8)	Includes	7,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(9)	Includes	23,250	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(10)	Includes	24,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(11)	Includes	24,000	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(12)	Includes	5,500	shares that may be acquired within 60 days of the Record Date through the exercise of options.
(13)	Includes	183,750	shares that may be acquired within 60 days of the Record Date through the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the Securities and Exchange Commission (“SEC”) and to furnish the Company with copies of all such ownership reports. Based solely on the Company’s review of the copies of the ownership reports furnished to the Company, and written representations relative to the filing of certain forms, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors, and persons who own more than ten percent of the Common Stock, were complied with during the 2013 fiscal year, except for the following late filing for the following reporting person: Kurt D. Hellweg (1 report).

FIRST PROPOSAL: ELECTION OF DIRECTORS

The number of directors constituting the Board is currently eight following the retirement Jack L. Barham effective December 31, 2013. The Board is divided into three classes of three directors. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders has served for a three-year term. The terms of three of the present directors (Messrs. Griesemer, Ostergren and Sivils) are expiring at the Annual Meeting. On February 27, 2014, Gregory V. Ostergren notified the Board that he does not wish to stand for re-election in order to pursue other interests. Mr. Ostergren’s decision is not a result of any dispute or disagreement with the Board or the Company. He will continue to serve on the Board until he retires as of the date of this 2014 Annual Meeting.

Messrs. Griesemer, Sivils and David T. Moore have been nominated, upon the recommendation of the Nominating Committee of the Board, by the Board and, upon election at the Annual Meeting, will hold office for a three-year term expiring in 2017 or until their successors are elected and qualified. Each nominee has indicated that he is willing and able to serve as a director if elected and has consented to being named as a nominee in this Proxy Statement.

Unless otherwise specified on the proxies received by the Company, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each person named in the following table to be a director of the Company for the term as indicated, or until his successor is elected and qualified. There are no arrangements or understandings between the nominees or directors and any other person pursuant to which any such person was or is selected as a director or nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE FOLLOWING NOMINEES.

Nominees for Three-Year Terms Expiring 2017

Name	Age (1)	Director Since	Current Term Expires
John F. Griesemer	46	2008	2014
James L. Sivils, III	49	2002	2014
David T. Moore	43	n/a	n/a

In addition to the three nominees proposed to serve on the Board as described above, the following individuals are also directors of the Company, each serving for the current term indicated.

Directors Who Are Not Nominees
Who Will Continue in Office After the Annual Meeting

Name	Age (1)	Director Since	Current Term Expires
James R. Batten	51	2006	2015
Shaun A. Burke	50	2004	2015
Kurt D. Hellweg	56	2000	2015
Don M. Gibson	70	2002	2016
Tim Rosenbury	57	2002	2016

(1)	As of the Record Date

Biographical Information

Set forth below are brief summaries of the background and business experience, including principal occupation, of each nominee and director currently serving on the Board of Directors of the Company.

John F. Griesemer is Executive Vice President, Chief Operations Officer and member of the Board of Directors of Springfield Underground, Inc. Springfield Underground, Inc. is a privately held construction materials supplier and real estate developer in the Springfield, Missouri area. Mr. Griesemer previously served as Area Manager and General Manager of Springfield Underground, Inc. related companies and as a management trainee with Vulcan Materials Company in Northern Virginia. Mr. Griesemer holds a B.S. degree in Industrial Management and Engineering from Purdue University. He is the Chairman of the Board of Mercy Hospital of Springfield and an officer of Missouri Limestone Producers Association. He is a past Member of the Board of Catholic Campus Ministries, Junior Achievement of the Ozarks and Ozark Technical Community College Foundation. Mr. Griesemer brings to the Board a strong organizational and leadership background, management experience and deep ties in the local community.

James L. Sivils, III, JD, is the CEO of Environmental Works, Inc. a Springfield Missouri based environmental consulting firm. Mr. Sivils worked as an attorney from 1990-1993. Mr. Sivils holds a J.D. degree from the University of Missouri – Kansas City Law School and a B.A. degree from the University of Missouri – Columbia. Mr. Sivils is a member and past Chapter Chair of the Ozarks Chapter of the Young Presidents Organization. Mr. Sivils legal background and knowledge and experience with real estate matters make him a valuable resource to the Board.

David T. Moore is President, Chief Executive Officer, and member of the Board of Directors of Paul Mueller Company. Paul Mueller Company is a publicly held manufacturer of milk cooling equipment and processing equipment headquartered in Springfield, Missouri. Mr. Moore has worked at Paul Mueller Company since 2002, serving as the President since 2011. Additionally, he has been a member of the company’s Board of Directors since 1997. Prior to joining Paul Mueller Company, Mr. Moore was Vice President of Product Development at Corporate Document Systems, a computer software company, for six years. Mr. Moore holds an MBA from The University of Chicago - Booth School of Business and a B.A. from Middlebury College. Mr. Moore will be a valuable asset to the Board due to his significant experience in public company management, corporate governance, business acquisition and integration, and information and technology development.  In addition, Mr. Moore has long-term personal and business ties to the local community.

James R. Batten, CPA, is a management consultant serving businesses and non-profit organizations. Mr. Batten was the Executive Vice President of Convoy of Hope, an international nonprofit relief organization from April 2009 through February 2014. Mr. Batten served as Chief Operations Officer and Executive Vice President of AG Financial Solutions from September 2007 through March 2009. Mr. Batten served as the Executive Vice President of Finance, Chief Financial Officer and Treasurer of O’Reilly Automotive, Inc. (a publicly traded company) from January 1993 through March 2007. Prior to joining O’Reilly, Mr. Batten was employed by the accounting firms of Whitlock, Selim & Keehn, from 1986 to 1993 and Deloitte, Haskins & Sells from 1984 until 1986. Mr. Batten is a member of the board of AG Financial Solutions, Foundation Capital Resources and Treasurer of Hope Church. Mr. Batten is a former member of the NASDAQ Issuer Affairs Committee. He has also served on a number of other professional and civic boards including the Springfield Area Chamber of Commerce, Big Brothers Big Sisters of the Ozarks and New Covenant Academy. Mr. Batten’s accounting expertise, public company background and community involvement make him a valuable resource to the Board.

Shaun A. Burke joined Guaranty Bank, the Company’s wholly-owned subsidiary (the “Bank”), in March 2004 as President and Chief Executive Officer and was appointed President and Chief Executive Officer of the Company on February 28, 2005.  He has over 30 years of banking experience. Mr. Burke received a Bachelor of Science Degree from Missouri State University and is a graduate of the Graduate School of Banking of Colorado.  He is a Board Member of the Springfield Area Chamber of Commerce and is currently Vice Chairman of Economic Development, and a board member of the Springfield Business Development Corporation, the economic development subsidiary of the Springfield Area Chamber of Commerce, and a Member of the Missouri Bankers Association Board serving on the Audit Committee.  He is also a past Member of the United Way Allocations and Agency Relations Executive Committee, Salvation Army Board, and Big Brothers Big Sisters Board.

Kurt D. Hellweg is the Chairman of the Board and Chief Executive Officer of International Dehydrated Foods, Inc. (“IDF”) and American Dehydrated Foods, Inc. (“ADF”). IDF and ADF are privately held companies that manufacture and market ingredients for both the food and feed industries. Mr. Hellweg has previously served as Vice President of Sales, Senior Vice President of Operations, and President/COO of ADF and IDF. Prior to joining ADF, Mr. Hellweg was an officer in the U.S. Navy from 1980 to 1987. During that time, he served tours as a helicopter pilot in the Atlantic Fleet and as an instructor pilot. Mr. Hellweg holds a B.S. degree in Engineering from the University of Nebraska. He is a past member of the Board of the Springfield Area Chamber of Commerce, the Springfield Area Arts Council, and the Springfield Symphony. Mr. Hellweg brings to the Board strong organizational and leadership skills, a strong managerial experience and knowledge and deep ties in the local community.

Don M. Gibson was elected as President and Chief Executive Officer of the Company in January 2002 and served in such capacities until his retirement at the end of February 2005. Mr. Gibson also served as President and Chief Executive Officer of the Bank from January 2002 until the appointment of Shaun A. Burke on March 9, 2004 to serve in such capacity. Mr. Gibson has served as Chairman of the Board for the Company and the Bank since March 2005. Prior to joining the Company, Mr. Gibson was a retired banking executive. From March 2000 to July 2000 Mr. Gibson was President of Sinclair National Bank, Gravette, Arkansas. Prior to that, Mr. Gibson was at Great Southern Bank, a subsidiary of Great Southern Bancorp, Inc., Springfield, Missouri, holding various positions since September 1975 with his last being Vice Chairman. Mr. Gibson’s 53 plus years of banking industry experience, knowledge of public company organizational issues and his community and civic experience make him a valuable resource to the Board.

Tim Rosenbury, AIA, is Executive Vice President and Chairman of Butler, Rosenbury & Partners, Inc., an architecture, engineering, and planning firm in Springfield, Missouri, and he has held these positions since 1997.  Mr. Rosenbury joined the firm in 1984 after practicing in Memphis, Tennessee.  He graduated with a B.Arch. from Mississippi State University in 1980, which in 1999 awarded him the designation of Alumni Fellow.  He is a member of a number of professional and civic organizations, for many of which he has held leadership positions, including Chairman of the Springfield Area Chamber of Commerce. Mr. Rosenbury brings to the Board strong community leadership and significant experience in general business and real estate management.

Director Independence

The Board has determined that all of the directors, except for Director Burke who is an executive officer of the Company, are “independent directors” as that term is defined in Rule 5605(a) (2) of the Marketplace Rules of The Nasdaq Stock Market (“Nasdaq”). These directors constitute a majority of the Board.

Board Leadership Structure

Throughout its history, the Company has kept the positions of Chairman of the Board and Chief Executive Officer separate. Currently, Mr. Gibson holds the position of Chairman of the Board and Mr. Burke holds the position of Chief Executive Officer. Mr. Gibson is considered to be “independent” according to NASDAQ listing requirements.

The Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.  Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management.  We believe that having an independent Chairman eliminates the conflicts of interest that may arise when the positions are held by one person.  In addition, this leadership structure allows the Board to more effectively monitor and evaluate the performance of our Chief Executive Officer.

Board’s Role in Risk Oversight

It is necessary to effectively manage risk when managing and operating every financial institution. We face a number of risks, including but not limited to, general economic risks, credit risks, regulatory risks, audit risks, reputational risks, and business competition. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the general oversight of risk management. In its role of risk oversight, the Board has the responsibility to satisfy itself that the risk management processes and procedures designed and implemented by management are appropriate and functioning as designed.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have specific responsibilities with respect to our risk oversight. Each Board committee has been assigned oversight responsibility for specific areas of risk and risk management, and each committee considers risks within its areas of responsibility. Each of these committees receives regular reports from management regarding our risks and reports regularly to the Board concerning risk.

We believe that providing for full and open communication between management and the Board is essential for effective risk management and oversight. Certain senior management personnel, consistent with their specific areas of responsibility, attend Board meetings and/or Board committee meetings on a regular and consistent basis. We have regular and ongoing reporting and communication mechanisms in place to ensure that oversight is effective.

Meetings and Committees of the Board of Directors

The business of the Company is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the Executive, Audit, Compensation, Investment, Nominating, ESOP (Employee Stock Ownership Plan), and Stock Option Committees. During the twelve months ended December 31, 2013, the Board held twelve regular meetings and four special meetings. Except for Messrs. Batten and Ostergren, no director attended less than 75% of those meetings and the meetings held by all committees of the Board of Directors on which he served. Messrs. Batten and Ostergren both attended 71 % of such meetings.

Although the Company does not have a formal policy regarding director attendance at the Company’s annual stockholders meeting, all directors are expected to attend these annual meetings absent extenuating circumstances. All current directors, except Messrs. Batten and Hellweg, attended the Company’s annual meeting of stockholders held on May 22, 2013.

Stockholder Communications with Directors

Stockholders and other interested persons who wish to communicate with the board of directors of the Company, or any individual director, should send their written correspondence by mail to: Don M. Gibson, Chairman of the Board, Guaranty Federal Bancshares, Inc., 1341 West Battlefield, Springfield, Missouri 65807.

Audit Committee

The Company has a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board is composed of independent, non-employee directors of the Company and currently consists of five directors: Messrs. Batten, Hellweg, Rosenbury, Ostergren and Sivils. The Board has determined that Mr. Batten qualifies as an Audit Committee Financial Expert, as defined in the rules and regulations of the SEC. This standing committee, among other things, (i) regularly meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues, (ii) meets at least annually in executive session with the Company’s independent auditors to review the results of the annual audit and other related matters, and (iii) meets quarterly with management and the independent auditors to review the Company’s financial statements and significant findings based on the independent auditor’s review. The Audit Committee is responsible for hiring, retaining, compensating and terminating the Company’s independent auditors. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors. The Audit Committee Charter was included as Appendix A to the Proxy Statement prepared in connection with the annual meeting of stockholders held on May 23, 2012.

During the twelve months ended December 31, 2013, the Audit Committee met five times.

Nominating Committee

The Nominating Committee of the Board is composed of three or more directors as appointed by the Board, each of whom are required to be an “independent director” as defined under the NASDAQ listing standards. Currently, the Nominating Committee consists of three directors, Messrs. Rosenbury, Sivils and Gibson, each of whom is an “independent director.” During the twelve months ended December 31, 2013, the Nominating Committee met two times. The Nominating Committee operates under a formal written charter adopted by the Board of Directors. A copy of the Nominating Committee Charter is included as Appendix A to this Proxy Statement.

The Nominating Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board the director nominees for election and appointment to the Board, as well as director nominees for each of the committees of the Board. In accordance with its charter, the Nominating Committee recommends candidates (including incumbent nominees) based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole. The Committee monitors the mix of skills and experience of its directors and committee members in order to assess whether the Board has the appropriate tools to perform its oversight function effectively. While we do not have a separate diversity policy, the Nominating Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the Board.

With respect to nominating existing directors, the Nominating Committee reviews relevant information available to it and assesses their continued ability and willingness to serve as a director. The Nominating Committee will also assess such person’s contribution in light of the mix of skills and experience the Nominating Committee has deemed appropriate for the Board as a whole. With respect to nominations of new directors, the Nominating Committee will conduct a thorough search to identify candidates based upon criteria the Nominating Committee deems appropriate and considering the mix of skills and experience necessary to complement existing members of the Board. The Nominating Committee will then review selected candidates and make its recommendation to the Board. Mr. Moore was recommended to the Nominating Committee for consideration by current director Mr. Griesemer, based on his familiarity with Mr. Moore’s professional reputation, including his experience with public company management and ties to the community (as described in more detail above).

Nominations by a stockholder will be considered by the Nominating Committee if such nomination is written and delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company between 30 and 60 days prior to the meeting at which such nominee may be considered. However, if less than 31 days’ notice of the meeting is given by the Company to stockholders, written notice of the stockholder nomination must be given to the Secretary of the Company as provided above no later than the tenth day after notice of the meeting was mailed to stockholders. A nomination must set forth, with respect to the nominee, (i) name, age, and addresses, (ii) principal occupation or employment, (iii) Common Stock beneficially owned, and (iv) other information that would be required in a proxy statement. The stockholder giving notice must list his or her name and address, as they appear on the Company’s books, and the amount of Common Stock beneficially owned by him or her. In addition, the stockholder making such nomination must promptly provide to the Company any other information reasonably requested by the Company. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations.

Compensation Committee

The Board of Directors of the Company and the Board of Directors of the Bank are comprised of the same persons. The Compensation Committee of the Bank’s Board of Directors, which consists solely of non-employee directors of the Bank, is comprised of Messrs. Ostergren, Hellweg, Batten, and Griesemer. As indicated above, each of these committee members is an “independent director” as defined under the NASDAQ listing standards. The Company has no full time employees and relies on employees of the Bank for the limited services received by the Company. All compensation paid to executive officers of the Company is paid by the Bank.

The Compensation Committee, together with the full Board, is responsible for designing the compensation and benefit plans for all employees, executive officers and directors of the Company and the Bank, including the Chief Executive Officer, based on its review of performance measures, industry salary surveys and the recommendations of management concerning compensation (See “Report on Executive Compensation”). The Compensation Committee recommends adjustments to the compensation of the Chief Executive Officer and the other Names Executive Officers of the Company based upon its assessment of individual performance and the Bank’s performance, and makes other recommendations, when appropriate, to the full Board of Directors. Independent consultants may be engaged directly by the Compensation Committee to evaluate the Company’s executive compensation. The Compensation Committee, together with the full Board, determines the compensation of all other officers. The Compensation Committee may delegate its authority to a subcommittee of the Compensation Committee.

During the twelve months ended December 31, 2013, the Compensation Committee met two times. The Compensation Committee operates under a formal written charter adopted by the Company’s Board of Directors. A copy of the Compensation Committee Charter is included as Appendix B to this Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

Since August 2002, the Compensation Committee of the Board has consisted of non-employee directors of the Bank. Prior to March 2005, Mr. Don M. Gibson served as the President and Chief Executive Officer of the Company and the Bank, but during 2013 he was not a member of the Compensation Committee. In addition, Mr. Shaun Burke, the current President and Chief Executive Officer of the Company and the Bank, did not serve as a member of the Compensation Committee during 2013. No executive officer of the Company served on the compensation committee or board of directors of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Philosophy and Objectives

The Compensation Committee, together with the full Board, has designed the compensation and benefit plans for all employees, executive officers and directors in order to attract and retain individuals who have the skills, experience and work ethic to provide a coordinated work force that will effectively and efficiently carry out the policies adopted by the Board and to manage the Company and the Bank to meet the Company’s mission, goals and objectives.

To determine the compensation of executive officers and directors, the Compensation Committee reviews industry compensation statistics based on our asset size, makes cost of living adjustments, and establishes salary ranges for each executive officer and fees for the Board. The Compensation Committee then reviews (i) the financial performance of the Bank over the most recently completed fiscal year (including Return on Assets, Return on Equity, asset quality, etc.) compared to results at comparable companies within the industry, and (ii) the responsibilities and performance of each executive officer and the salary compensation levels of each executive officer compared to like positions at comparable companies within the industry. The Compensation Committee evaluates all factors subjectively in the sense that they do not attempt to tie any factors to a specific level of compensation.

The Compensation Committee offers long-term incentives for executive officers and other management personnel primarily in the form of stock option and restricted stock awards. We believe that our stock award programs are an important component of compensation to attract and retain talented executives, provide an incentive for long-term corporate performance, and to align the long-term interests of executives and stockholders.

All executive officers may participate on an equal, non-discriminatory basis in the Bank’s contributory 401(k) tax-deferred savings plan, medical insurance plan, long-term disability plan and group life insurance plan. The Compensation Committee of the Bank recommends all compensation and benefit plans to the full Board for approval annually.

Executive Compensation Philosophy and Objectives

The Compensation Committee is guided by the following four key principles in determining the compensation of the Company’s executive officers:

●	Competition. The Committee believes that compensation should reflect the competitive marketplace, so the Company can attract, retain and motivate talented personnel.
●

Accountability for Business Performance. Compensation should be tied in part to the Company’s financial performance, so that executives are held accountable through their compensation for the performance of the Company.

●	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to reflect individual contributions to the Company’s performance.
●

Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through long-term incentives such as restricted stock and the ESOP, to align the executive’s interests with those of the Company’s stockholders.

Report of Executive Compensation

The compensation of the Chief Executive Officer (the “CEO”) and other Named Executive Officers (or “NEOs”) is recommended by the Compensation Committee with final approval from the full Board. The CEO is not a member of the Compensation Committee and does not attend any Compensation Committee meetings unless specifically requested to do so by the Chairman of the Compensation Committee. The CEO may act as a key discussion partner with the Compensation Committee members to provide information regarding business context, the market environment and our strategic direction. The CEO also provides recommendations to the Compensation Committee on individual performance evaluations and compensation for the NEOs, other than himself. The compensation packages reflect a range based on like-sized, like-position comparables within the industry and the geographical region, augmented by the performance of the individual executive officer and the Company. Grants under the various equity plans described below provide long-term incentive to stay with the Company, but should not replace, or override, maintenance of the compensation range established from the comparables.

The Compensation Committee has reviewed all components of the CEO’s and the other NEOs compensation, including salary, bonus, accumulated and realized and unrealized stock options and compensation under the Company’s ESOP. Based on this review, the Committee finds the CEO’s and other NEOs total compensation in the aggregate to be reasonable and not excessive. It should be noted that when the Compensation Committee considers any component of the CEO’s and NEOs total compensation, the aggregate amounts and mix of all the components, including accumulated and realized and unrealized stock options and compensation under the Company’s ESOP, are taken into consideration in the Committee’s decisions.

The Compensation Committee did not utilize the services of an independent compensation consultant during 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Statement for filing with the SEC.

In view of the current economic and financial environment, and in conformance with regulations issued by the Treasury, the Compensation Committee of the Board of Directors has reviewed the design and operation of the Company's incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, with the Company's senior risk officer and evaluated the relationship between the Company's risk management policies and practices and these arrangements. The Compensation Committee’s review was designed to assess whether any aspect of the compensation program would encourage any of the Company’s executives to take any unnecessary or inappropriate risks that could threaten the value of the Company or the Bank. In this regard, the Compensation Committee met with the Company’s senior risk officer in the first quarter of the current fiscal year to develop a better understanding of the material risks, including reputational risk, which the Company currently faces.

The Committee members identified the risks that the Company faces that could threaten its value. These risks include but are not limited to the following:

●	Credit risk
●	Liquidity risk
●	Interest rate risk
●	Market risk
●	Operation/transactional risk
●	Fiduciary/litigation risk
●	Compliance risk
●	Environmental risk
●	Reputation risk
●	Financial risk
●	Fraud risk

The Compensation Committee also reviewed and discussed materials on compensation risk assessment, including information on executive compensation design and administrative features that could induce excessive risk taking. In this regard, the performance objectives contained in our annual incentive compensation plan have been balanced with those contained in our long-term incentive compensation plan to ensure that both are aligned and consistent with our long-term business plan, our mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and our stock ownership guidelines have been established to ensure that the interests of our Senior Executive Officers have been aligned with the interests of our stockholders.

THE COMPENSATION COMMITTEE
James R. Batten	Kurt D. Hellweg
John F. Griesemer	Gregory V. Ostergren

Summary Compensation Table

The following table sets forth information with respect to the compensation awarded to, paid to or earned for the periods indicated by the CEO, the Chief Financial Officer (“CFO”), the Chief Lending Officer (“CLO”), the Chief Credit Officer (“CCO”) and the Chief Operating Officer (“COO”). These executive officers are collectively referred to as the “Named Executive Officers” (the “NEOs”). During the fiscal year ended December 31, 2013 no other person served as the CEO or CFO of the Company, and no other executive officer received annual compensation that exceeded $100,000. Ms. Robin Robeson, the Bank’s Chief Operating Officer, began her employment on July 30, 2012 and thus, only a partial year is presented.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation		Total Compensation
Shaun A. Burke	2013	$300,600	$-	$-	$-	$-	$-	$14,536	(4)	$315,136
President/CEO	2012	300,600	-	47,635	-	-	-	19,998	(4)	368,233
	2011	300,600	-	-	-	-	-	12,636	(4)	313,236
Carter Peters	2013	180,000	10,503	-	-	-	-	11,714	(5)	202,217
EVP/CFO	2012	179,583	-	23,795	-	-	-	16,625	(5)	220,003
	2011	175,000	7,932	-	-	-	-	11,853	(5)	194,785
H.Michael Mattson	2013	159,958	13,469	-	-	-	-	11,631	(6)	185,058
EVP/CLO	2012	153,667	-	20,644	-	-	-	13,112	(6)	187,423
	2011	150,000	5,846	-	-	-	-	13,161	(6)	169,007
Sheri Biser	2013	145,263	12,248	-	-	-	-	5,811	(7)	163,322
EVP/CCO	2012	140,708	-	18,924	-			9,142	(7)	168,774
	2011	137,500	5,359	-	-	-	-	6,938	(7)	149,797
Robin Robeson	2013	171,833	16,058	-	-	-	-	6,873	(8)	194,764
EVP/COO	2012	72,024		17,675	-	-	-	1,700	(8)	91,399

(1)	No director fees were paid to Mr. Burke for any of the years presented.
(2)	Cash bonuses were awarded to NEOs for 2013 and 2011 (except the CEO) in accordance with established Executive Incentive Compensation Annual Plans.
(3)

This column represents compensation related to restricted stock awards granted in 2012. Amounts for 2012 represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC Topic 718”) of time-vested restricted stock granted. No assumptions were necessary to determine the fair value. The number of shares and grant price of restricted stock awarded to each of the executives was as follows: Mr. Burke: 5,427 and 1,006 shares at a per share grant price of $7.25 and $8.24, respectively; Mr. Peters: 3,282 shares at a per share grant price of $7.25; Mr. Mattson: 2,419 and 377 shares at a per share grant price of $7.25 and $8.24, respectively; Ms. Biser: 2,217 and 346 shares at a per share grant price of $7.25 and $8.24, respectively; and Ms. Robeson: 2,500 shares at a per share grant price of $7.07. The shares of restricted stock cliff vest two years after the grant date, except for the grants to Mr. Burke, which cliff vest three years after the grant date.

(4)

Amount includes contributions of Company shares of Common Stock allocated under the ESOP to Mr. Burke; 873 shares in 2012 at a per share price of $6.89 and 976 shares in 2011 at a per share price of $5.70. It also includes payments of $8,948, $8,470 and $4,343 in 2013, 2012 and 2011, respectively, to Mr. Burke for the Company’s 401(k) matching contribution.

(5)

Amount includes contributions of Company shares of Common Stock allocated under the ESOP to Mr. Peters; 680 shares in 2012 at a per share price of $6.89 and 799 shares in 2011 at a per share price of $5.70. It also includes payments of $7,200, $7,501 and $5,414 in 2013, 2012 and 2011, respectively, to Mr. Peters for the Company’s 401(k) matching contribution.

(6)

Amount includes contributions of Company shares of Common Stock allocated under the ESOP to Mr. Mattson; 557 shares in 2012 at a per share price of $6.89 and 681 shares in 2011 at a per share price of $5.70. It also includes payments of $6,398, $4,732 and $5,123 in 2013, 2012 and 2011, respectively, to Mr. Mattson for the Company’s 401(k) matching contribution.

(7)

Amount includes contributions of Company shares of Common Stock allocated under the ESOP to Ms. Biser; 510 shares in 2012 at a per share price of $6.89 and 614 shares in 2011 at a per share price of $5.70. It also includes payments of $5,811, $5,628 and $3,438 in 2013, 2012 and 2011, respectively, to Ms. Biser for the Company’s 401(k) matching contribution.

(8)	Amount includes payments to Ms. Robeson of $6,873 in 2013 for the Company’s 401(k) matching contribution.

Employment Agreements, Potential Payments Upon Termination or Change-in-Control

On March 24, 2014, the Company entered into Employment Agreements with the NEOs. Each employment agreement has a term of one year, unless further extended or earlier terminated pursuant to its terms, and sets forth a minimum base salary payable to the officer and provides that the officer is eligible to participate in the Company’s bonus, incentive, retirement, health and other insurance benefit plans made available to executive-level employees.

Each employment agreement obligates the Company to pay the officer severance in the event the officer’s employment is terminated by the Company without cause. In the event of the officer’s involuntary termination without cause prior to a change in control of the Company (as defined in the employment agreement), each officer other than Mr. Burke would receive 6 months base pay. Mr. Burke would receive 12 months base pay. Such severance would be made in periodic installments and is conditioned upon the officer executing a release and waiver of claims in favor of the Company.

In the event of involuntary termination without cause within 12 months after a change in control of the Company, each officer other than Mr. Burke would receive 12 months base pay. Mr. Burke would receive 24 months base pay. Such severance would be made in a single lump sum and is conditioned upon the officer executing a release and waiver of claims in favor of the Company.

As a condition of entering into the employment agreement, each officer has agreed not to divulge any confidential information during his or her employment or to solicit the Company’s employees or customers for a period of 12 months (24 months in the case of Mr. Burke) following the officer’s termination of employment.

Additionally, on March 24, 2014, the Company entered into incentive compensation arrangements with respect to bonuses payable in 2014 for the NEOs, which are further discussed below.

The Compensation Committee approved an incentive compensation plan for Mr. Burke, for 2014. Pursuant to this plan, a maximum amount of 50% of base pay may be paid to Mr. Burke, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting. For any amount to be paid, the threshold level of performance must be achieved. The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (20%); (ii) net interest margin (20%); (iii) pre-tax net income (40%); and (iv) non-performing assets to average total assets (20%). Certain criteria, however, must be satisfied before an award is paid under this plan.

The Compensation Committee approved an incentive compensation arrangement with respect to Mr. Peters, the Company’s Chief Financial Officer, for 2014. Pursuant to this plan, a maximum amount of 30% of base pay may be paid to Mr. Peters, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting. For any amount to be paid under this plan, the threshold level of performance must be achieved. The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (30%); (ii) net interest margin (20%); (iii) efficiency ratio (20%); and (iv) pre-tax net income (30%). Certain criteria, however, must be satisfied before an award is paid under this plan.

The Compensation Committee approved an incentive compensation arrangement with respect to Ms. Robeson, the Company’s Chief Operating Officer, for 2014. Pursuant to this plan, a maximum amount of 40% of base pay may be paid to Ms. Robeson, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting. For any amount to be paid under this plan, the threshold level of performance must be achieved. The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (30%); (ii) net interest margin (20%); (iii) efficiency ratio (20%); and (iv) pre-tax net income (30%). Certain criteria, however, must be satisfied before an award is paid under this plan.

The Compensation Committee approved an incentive compensation arrangement with respect to Mr. Mattson, the Company’s Chief Lending Officer, for 2014. Pursuant to this plan, a maximum amount of 40% of base pay may be paid to Mr. Mattson, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting. For any amount to be paid under this plan, the threshold level of performance must be achieved. The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (25%); (ii) net interest margin (25%); (iii) pre-tax net income (25%), and (iv) non-performing assets to average total assets (25%). Certain criteria, however, must be satisfied before an award is paid under this plan.

The Compensation Committee approved an incentive compensation arrangement with respect to Ms. Biser, the Company’s Chief Credit Officer, for 2014. Pursuant to this plan, a maximum amount of 40% of base pay may be paid to Ms. Biser, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting. For any amount to be paid under this plan, the threshold level of performance must be achieved. The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (20%); (ii) net interest margin (20%); (iii) pre-tax net income (30%); and (iv) non-performing assets to average total assets (30%). Certain criteria, however, must be satisfied before an award is paid under this plan.

Outstanding Equity Awards at Fiscal Year End 2013

The following table summarizes the option and stock awards the Company has made to the NEOs which were outstanding as of December 31, 2013.

	OPTION AWARDS						STOCK AWARDS
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards:Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards:Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards:Market or Payout Value Unearned of Shares, Units or Other Rights That Have Not Vested ($)(14)
Shaun A. Burke	15,000	-		-	$19.62	3/9/2014	6,433	(9)	$70,763
President/CEO(8)	10,000	-		-	23.20	3/17/2015
	10,000	-		-	28.12	12/22/2015
	10,000	-		-	28.43	1/3/2017
	10,000	-		-	28.78	1/2/2018
	8,000	2,000	(1)	-	5.30	1/2/2019
Carter Peters	10,000	-		-	25.59	8/8/2015	3,282	(10)	$36,102
EVP/CFO	5,000	-		-	28.78	1/2/2018
	4,000	1,000	(2)	-	5.30	1/2/2019
	3,000	2,000	(3)	-	5.08	1/4/2020
H. Michael Mattson	10,000	-		-	28.00	6/27/2016	2,796	(11)	$30,756
EVP/CLO	5,000	-		-	28.78	1/2/2018
	4,000	1,000	(4)	-	5.30	1/2/2019
	3,000	2,000	(5)	-	5.08	1/4/2020
Sheri Biser	1,200	300	(6)	-	5.40	2/9/2019	2,563	(12)	$28,193
EVP/CCO	3,000	2,000	(7)	-	5.08	1/4/2020
Robin Robeson	-	-	-	-	-	-	2,500	(13)	$27,500
EVP/COO	-	-	-	-	-	-	-	-	-

(1)	Unexercisable options vest as follows: 2,000 - 1/2/14
(2)	Unexercisable options vest as follows: 1,000 - 1/2/14
(3)	Unexercisable options vest as follows: 1,000 - 1/4/14; 1,000 – 1/4/15
(4)	Unexercisable options vest as follows: 1,000 - 1/2/14
(5)	Unexercisable options vest as follows: 1,000 - 1/4/14; 1,000 – 1/4/15
(6)	Unexercisable options vest as follows: 300 - 2/9/14
(7)	Unexercisable options vest as follows: 1,000 - 1/4/14; 1,000 - 1/4/15
(8)

Shares of stock purchased pursuant to options granted to Mr. Burke in 2005 (20,000 shares) are subject to a 5-year holding period upon vesting and exercise, unless the employment relationship between the Company and him is terminated.

(9)	Restricted stock awards vest as follows: 5,427 – 1/27/15; 1,006 – 4/26/15
(10)	Restricted stock awards vest as follows: 3,282 – 1/27/14
(11)	Restricted stock awards vest as follows: 2,419 – 1/27/14; 377 – 4/26/14
(12)	Restricted stock awards vest as follows: 2,217 – 1/27/14; 346 – 4/26/14
(13)	Restricted stock awards vest as follows: 2,500 – 7/30/14;
(14)	Represents aggregate unvested stock awards at a per share price of $11.00

Directors’ Compensation

During 2013, each non-employee member of the Board received cash compensation from the Bank of $750 per each Bank board meeting attended, payable monthly. In addition to the cash compensation, each non-employee member of the Board receives equity compensation from the Company. Directors will receive fees for committee memberships or attendance at committee meetings comprised of $200 per meeting for the Executive, Audit and Compensation Committees and $125 per meeting for any other committee. The Chairman of the Board, Executive, Audit and Compensation Committees receives an additional $170 monthly fee in addition to the regular per meeting fee.

Directors can participate in the Company’s 2010 Equity Plan, the 2004 Stock Option Plan, the 2001 Stock Compensation Plan, the 2000 Stock Compensation Plan and the 1998 Stock Option Plan. During fiscal years 2013, 2012 and 2011, restricted stock awards of 2,072, 2,315 and 2,119 shares, respectively, were granted to each independent, non-employee director.

The following table sets forth information with respect to the compensation received in fiscal years 2013, 2012, and 2011 for serving as a director of the Company and the Bank.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total Compensa- tion ($)
Don Gibson	2013	$12,535	$14,504	$-	$-	$-	$-	$27,039
	2012	9,905	13,751	-	-	-	-	23,656
	2011	9,205	12,502	-	-	-	-	21,707
Jack Barham	2013	13,250	14,504	-	-	-	-	27,754
	2012	12,000	13,751	-	-	-	-	25,751
	2011	9,625	12,502	-	-	-	-	22,127
James Batten	2013	14,270	14,504	-	-	-	-	28,774
	2012	10,120	13,751	-	-	-	-	23,871
	2011	6,515	12,502	-	-	-	-	19,017
Kurt Hellweg	2013	12,175	14,504	-	-	-	-	26,679
	2012	11,500	13,751	-	-	-	-	25,251
	2011	8,125	12,502	-	-	-	-	20,627
Gregory Ostergren	2013	11,010	14,504	-	-	-	-	25,514
	2012	10,315	13,751	-	-	-	-	24,066
	2011	7,345	12,502	-	-	-	-	19,847
Tim Rosenbury	2013	14,850	14,504	-	-	-	-	29,354
	2012	11,325	13,751	-	-	-	-	25,076
	2011	10,750	12,502	-	-	-	-	23,252
James Sivils	2013	13,600	14,504	-	-	-	-	28,104
	2012	12,150	13,751	-	-	-	-	25,901
	2011	8,675	12,502	-	-	-	-	21,177
John Griesemer	2013	12,875	14,504	-	-	-	-	27,379
	2012	10,725	13,751	-	-	-	-	24,476
	2011	7,700	12,502	-	-	-	-	20,202

(1)

This column represents equity compensation from the Company and is the aggregate grant date fair value of restricted stock awards granted under the 2010 Equity Plan. The compensation for 2013 per director of $14,504 represents 2,072 shares granted at a per share price of $7.00. The compensation for 2012 per director of $13,751 represents 2,315 shares granted at a per share price of $5.94. The compensation for 2011 per director of $12,502 represents 2,119 shares granted at a per share price of $5.90.

Indebtedness of Management and Directors and Transactions with Certain Related Persons

Loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The Bank, like other financial institutions, provides loans to its officers, directors, and employees to purchase or refinance personal residences as well as consumer loans. As an additional benefit to eligible Bank directors and employees, the Bank offers an employee mortgage loan program (the “Loan Program”). The Loan Program provides mortgage loans at favorable interest rates, namely a one-year adjustable rate mortgage priced at the Bank’s cost of funds. The purpose of the loan must be to purchase or refinance a primary or secondary residence (i.e., no investment properties). All full-time employees that have completed the 30-day probation period are eligible to participate in this Loan Program. Underwriting includes standard application and financial disclosures, which must qualify to standard secondary market requirements. The borrower is responsible for all third party closing costs. Payments must be automatically deducted from an account maintained at the Bank. The index rate is the Bank’s all-in cost of funds. The index will be the last month-end calculation within 45 days prior to closing. The maximum adjustment per year is 2% with a 6% lifetime maximum. Each loan has up to a 30-year note/amortization. If the borrower’s employment is terminated for reasons other than normal retirement, disability or death, or if the property securing the Note ceases to be the primary or secondary residence of the Employee, the interest rate will adjust to the rate that would have been in effect pursuant to the original provision of the Note. The payment will adjust the following month to amortize the outstanding balance of the Note using the new interest rate and the remaining term. Other than the interest rate with respect to the Loan Program, all loans provided under the Loan Program and any other loans provided to directors and executive officers have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management of the Company, do not involve more than the normal risk of collectability or present other unfavorable features.

No Directors, Executive Officers or their affiliates had aggregate indebtedness to the Company or the Bank on below market rate loans exceeding the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year end for the last completed fiscal year, at any time since January 1, 2013 except as noted in the following table.

Name	Position	Date of Loan	Largest Principal Amount Outstanding Since 01/01/13	Principal Balance as of 3/31/14	Interest Rate at 3/31/14	Type
James R. Batten	Director	10/27/08	$481,076	$460,622	1.000%	Home Mortgage
Don Gibson	Director	09/12/08	$165,969	$158,886	1.000%	Home Mortgage
Gregory V. Ostergren	Director	02/02/06	$253,877	$241,711	1.000%	Home Mortgage
Carter M. Peters	EVP,CFO	06/09/08	$490,228	$469,232	1.000%	Home Mortgage
Kurt Hellweg	Director	08/14/08	$881,321	$843,573	1.000%	Home Mortgage
Tim Rosenbury	Director	06/19/08	$205,483	$187,412	1.000%	Home Mortgage
The Burke Family Trust (Shaun A. Burke)	President, CEO and Director	01/14/11	$272,954	$262,269	1.000%	Home Mortgage
James L. Sivils, III	Director	3/30/12	$292,825	$282,083	1.000%	Home Mortgage

SECOND PROPOSAL

ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Background of the Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable the Company’s stockholders to vote to approve, on an advisory and non-binding basis, the compensation of Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. As a result, the following proposal will be presented at the Annual Meeting in the form of the following resolution:

Proposal

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, and the compensation tables (together with the accompanying narrative disclosure) and related material in the Company’s Proxy Statement for the Annual Meeting.

Vote Required and Effect of Proposal

Approval of the Second Proposal requires the affirmative vote of the majority of votes cast on such matter. As provided under the SEC rules, this vote will not be binding on the Company’s Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or as creating or implying any additional fiduciary duty of the Board. Further, the vote shall not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation

The Board of Directors unanimously recommends a vote FOR approval of the proposal on executive compensation.

THIRD PROPOSAL

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and corresponding SEC rules also enable the Company’s stockholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one year, every two years or every three years. Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

Proposal

RESOLVED, that the Company’s stockholders advise that an advisory resolution with respect to executive compensation should be presented to the stockholders every one, two or three years as reflected by the stockholders’ votes for each of these alternatives in connection with this resolution.

In voting on this resolution, you should mark your proxy card or submit your voting instructions for “EVERY ONE YEAR”,“EVERY TWO YEARS” or “EVERY THREE YEARS” based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you may “ABSTAIN”.

The Board of Directors believes that emerging corporate practices and governance trends favor an annual advisory vote. As a participant in the TARP Capital Purchase Program, the stockholders of the Company were afforded an annual advisory vote on executive compensation. Annual advisory votes give stockholders the opportunity to react promptly to emerging trends in compensation, and the Board of Directors and the Compensation Committee are provided the opportunity to receive yearly feedback from the stockholders. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, it may not be feasible to change the Company’s executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Vote Required and Effect of Proposal

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve one of the selections under this advisory proposal. Because your vote is advisory, it will not be binding upon the Company’s Board of Directors or the Compensation Committee. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory stockholder approval of the compensation of named executive officers.

Recommendation

The Board of Directors recommends holding an advisory vote for the approval of the compensation of the named executive officers “EVERY ONE YEAR.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is composed of five directors. The Board has determined that each of these directors is independent under the Marketplace Rules of Nasdaq. In particular, each of these directors is independent as defined under Rule 5605(a)(2) and qualified pursuant to Rule 5605(c)(2)(A). The Board has also determined that Mr. Batten qualifies as an Audit Committee Financial Expert as defined by the rules and regulations of the SEC. Only this paragraph of the Report of the Audit Committee shall be incorporated by reference into the Company’s Annual Report on form 10-K filed with the SEC under the Exchange Act, notwithstanding the incorporation by reference of this Report of the Audit Committee into such filing.

The primary duties and responsibilities of the Audit Committee are to (i) monitor the Company’s financial reporting process and systems of internal control, (ii) monitor the independence and performance of the Company’s independent registered public accounting firm and internal auditors, and (iii) assure that management, the Board of Directors, the internal auditors and the independent auditors have the opportunity to communicate with one another.

The Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with BKD, LLP, the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from BKD, LLP, the Company’s independent registered public accounting firm, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company.

Based upon the Audit Committee’s discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

THE AUDIT COMMITTEE
James R. Batten	Kurt D. Hellweg
James L. Sivils, III	Tim Rosenbury
Gregory V. Ostergren

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the calendar years ended December 31, 2013 and December 31, 2012, BKD, LLP, the Company’s independent registered public accounting firm during these periods, provided various audit, audit related and non-audit services, including tax, to the Company. Set forth below are the aggregate fees billed for these services during these periods and a brief description of such services:

(a)

Audit fees: Aggregate fees billed for professional services rendered for the audits of the Company’s annual financial statements and reviews of quarterly financial statements were $128,078 for the calendar year December 31, 2013 and $136,490 for the calendar year ended December 31, 2012.

(b)

Audit-related fees: Aggregate fees billed for assurance and related services rendered and consultation on accounting matters not otherwise reported in (a) above were $76,030 for the calendar year ended December 31, 2013 and $62,260 for the calendar year ended December 31, 2012.

(c)

Tax fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax planning were $19,700 for the calendar year ended December 31, 2013 and $18,255 for the calendar year ended December 31, 2012.

(d)

All other fees: Aggregate fees billed for all other professional services, including compliance work and ESOP services, were $37,752 for the calendar year ended December 31, 2013, and $13,135 for the calendar year ended December 31, 2012.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by BKD, LLP and the estimated fees for these services. There are no other specific policies or procedures relating to the pre-approval of services performed by BKD, LLP. The Audit Committee considered whether the audit and non-audit services rendered by BKD, LLP were compatible with maintaining BKD, LLP’s independence as auditors of our financial statements.

FOURTH PROPOSAL: RATIFICATION OF BKD, LLP AS
INDEPENDENT registered PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm for the period ended December 31, 2013 for the Company and its subsidiary, the Bank, was BKD, LLP. In accordance with its charter, the Audit Committee has selected and appointed BKD, LLP to continue as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014. As part of good corporate practice, the Audit Committee and the Company’s Board of Directors are requesting that its stockholders ratify such appointment. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the stockholders do not ratify the appointment, however, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain BKD, LLP or to appoint another independent registered public accounting firm.

A representative of BKD, LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Recommendation

The Board of Directors of the Company unanimously recommends that the stockholders vote FOR the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form that are received from stockholders will be voted in respect thereof in the discretion of the persons named in the accompanying proxy. If the Company did not have notice of a matter on or before May 1, 2014, it is expected that the persons named in the accompanying proxy will exercise discretionary authority when voting on that matter.

It is anticipated that the Company’s annual report to stockholders for the period ended December 31, 2013, including financial statements, will be mailed on April 28, 2014, together with this Proxy Statement, to all stockholders of record as of the Record Date. Any stockholder who has not received a copy of the annual report may obtain a copy by writing to the Secretary of the Company at the Company’s address as provided at the end of the next section of this Proxy Statement.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive offices at 1341 W. Battlefield, Springfield, Missouri 65807-4181, no later than December 29, 2014.

In the event the Company receives notice of a stockholder proposal to take action at next year’s annual meeting of stockholders that is not submitted for inclusion in the Company’s proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the stockholder proposal if notice of such proposal is received at the Company’s main office between 60 days and 30 days prior to the meeting. If next year’s annual meeting is held on May 28, 2015, then stockholder proposals would have to be delivered to the Company between March 29, 2015 and April 28, 2015. The Company’s Certificate of Incorporation provides that if notice of a stockholder proposal to take action at next year’s annual meeting is not received at the Company’s main office between 60 days and 30 days prior to the meeting, the proposal will not be eligible for presentation at that meeting. However, if less than 31 days’ notice of the annual meeting is provided by the Company, a stockholder’s proposal would have to be received no later than 10 days after notice was mailed to the stockholders by the Company for that meeting.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS) FOR THE PERIOD ENDED DECEMBER 31, 2013, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO VICKI LINDSAY, SECRETARY, GUARANTY FEDERAL BANCSHARES, INC., 1341 WEST BATTLEFIELD, SPRINGFIELD, MISSOURI 65807-4181.

Dated: April 28, 2014

APPENDIX A

GUARANTY FEDERAL BANCSHARES, INC.

Nominating Committee Charter

Purpose

The Nominating Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of Guaranty Federal Bancshares, Inc. (the “Corporation”) for the purpose of (i) identifying individuals qualified to serve as Board members, consistent with criteria approved by the Board; (ii) recommending to the Board the director nominees for election or appointment to the Board of Directors; and (iii) recommending to the Board director nominees for each committee.

Committee Composition and Meetings

The Committee shall be comprised of three or more directors (including a chairperson) as appointed by the Board, each of whom shall be an independent director as defined by the Nasdaq Stock Market (the “Nasdaq”) listing standards and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment. The Board shall have the power at any time to change or replace the membership of the Committee and to fill vacancies, subject to the qualification requirements of this Charter. The Committee chairperson shall be designated by the Board, or if the Board chooses not to do so, by a majority vote of the Committee.

The Committee shall meet at least two times annually or more frequently as circumstances dictate. The Committee will cause to be kept adequate minutes of all its proceedings, will report its actions at the next meeting of the Board and will file the Committee minutes with the minutes of the meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Corporation, or (c) the laws of the state of Delaware.

Committee Authority, Responsibilities and Process

The Committee shall have the following authority and responsibilities:

1.	Recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board.

2.

Access to the Corporation’s resources and to request that any directors, officers or employees of the Corporation, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

3.

Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Corporation’s Certificate of Incorporation and Bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Corporation’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole. The Committee shall monitor the mix of skills and experience of its directors and committee members in order to assess whether the Board has the appropriate tools to perform its oversight function effectively.

Taking this into account, for each year’s nominations the Committee will take the following steps:

a.

With respect to nominating existing directors, the Committee will review relevant information available to it and assess their continued ability and willingness to serve as a director. The Committee will also assess such persons contribution in light of the mix of skills and experience the Committee has deemed appropriate for the Board.

b.

With respect to nominations of new directors, the Committee will conduct a thorough search to identify candidates based upon criteria the Committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members. The Committee will then review selected candidates and make a recommendation to the Board. The Committee may seek input from other Board members or senior management in identifying candidates.

4.

Conduct or authorize studies of or investigations into matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such counsel or other advisers as it deems necessary (which may, if the Committee deems it appropriate, be the Corporation’s legal counsel, accountants or other advisers). The Committee shall have the authority to retain or terminate one or more search firms to assist the Committee in identifying director candidates and otherwise carrying out its responsibilities, including sole authority to approve the search firm’s fees and retention terms, which fees shall be borne by the Corporation.

5.

Review nominations submitted by stockholders, which have been addressed to the corporate secretary, and which comply with the requirements of the Corporation’s Certificate of Incorporation and Bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations.

6.

Annually (i) recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary, and (ii) review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

7.	Form and delegate authority to subcommittees when appropriate.

8.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.

APPENDIX B

COMPENSATION COMMITTEE CHARTER

PURPOSE

The Compensation Committee (the “Committee”) of Guaranty Federal Bancshares, Inc. (the “Company”) and Guaranty Bank (the “Bank”) is responsible for human resource policies, salaries and benefits, compensation arrangements and executive development.

COMPOSITION

Committee members shall be elected by the Board of Directors annually. The membership of the Committee shall consist of at least three or more directors, each of whom shall satisfy the definition of independent director as defined in any qualitative listing requirements for NASDAQ Stock Market, Inc. issuers and any applicable Securities and Exchange Commission rules and regulations. The Committee shall maintain free and open communication with Bank management. The Committee may retain outside counsel and other advisors as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms.

ORGANIZATION

One member of the Committee shall be appointed as chair by the Board of Directors on an annual basis. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with Bank management. The Committee shall meet at least semi-annually, or more frequently as the Committee considers necessary.

RESPONSIBILITIES AND DUTIES

The general recurring activities of the Committee in carrying out its oversight role are described below. The duties specified below are not intended to limit the scope of activities of the Committee. The Committee shall have the following authority and responsibilities:

●

Establish and provide oversight regarding the Bank’s compensation and benefit plans and approve changes deemed appropriate and consistent with regulations and sound compensation principles and practices.

●

Recommend adjustments to the compensation of the President/Chief Executive Officer based upon its assessment of individual performance and the Bank’s performance, and make other recommendations, when appropriate, to the full Board of Directors.

●

Review and approve base salary and all incentive compensation payments for other officers or employees of the Bank as designated by the Committee, taking into account corporate and individual performance, as well as peer group practices and any other considerations the Committee deems appropriate.

●	Establish and provide oversight of all incentive compensation plans and approve changes deemed appropriate and consistent with regulations and sound compensation principles and practices.

●

Serve as the administrative committee for the equity-based plans, which includes establishing, reviewing and approving all short- and long-term performance goals used to grant equity-based compensation. Establish, approve and recommend to the Stock Option Committee the grant and issuance of stock options, stock awards, and other equity awards, establishing purchase discounts for the Company’s stock purchase plans, interpreting plan provisions where necessary, and performing other administrative duties as set forth in the plan documents or from time to time as deemed appropriate.

●	Establish, review and provide oversight of the Bank’s compensation philosophy and composition of the peer group used for market comparison.

●	Review and approve all employment contractual agreements, severance agreements, and change in control agreements with Bank management.

●	Review and elect, on behalf of the Board, individuals proposed by Management to hold the position of Executive Vice President or equivalent position.

●	Evaluate director compensation and recommend to the full Board the appropriate level of director compensation, including compensation for service as a member or chair of a Board committee.

●	Establish and periodically review stock ownership guidelines for directors and officers.

●

Monitor the Bank’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws, regulations and rules relating to compensation arrangements for directors, CEO, and Executive Officers.

●	Make an annual report on executive compensation for inclusion in the Company’s annual proxy statement as required by the rules or regulations promulgated by any Regulatory Authority.

●	Report regularly to the Board on its activities with such recommendations and other matters as the Committee may deem appropriate, so that the Board is informed of the Committee’s activities.

●

Periodically, but no less than annually, review and assess the adequacy of this Charter to ensure compliance with any rules or regulations promulgated by any Regulatory Authority and, when appropriate, recommend any modifications to the Board for its approval.

●	The Committee may, in its discretion, delegate any portion of its duties and responsibilities to a subcommittee of the Committee.

RESOURCES AND AUTHORITY

The Committee shall have the authority and resources appropriate to discharge its duties and responsibilities at the Bank’s expense, and may obtain advice from external legal, accounting, or other advisors. The Committee shall have the authority to select and retain consultants to assist in the evaluation of executive compensation, to terminate the services of any such consultant, and to approve the consultant’s fees and other retention terms, all at the Bank’s expense.

Ultimately, the Committee acting on behalf of the Board of Directors is responsible for ensuring that the Bank’s incentive compensation arrangements for all covered employees -- not solely senior executives -- are appropriately balanced. The Committee should receive data and analysis from Bank management or other sources that are sufficient to allow the board to assess whether the overall design and performance of the Bank’s incentive compensation arrangements are consistent with the Bank’s financial condition.

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

●	One or more officers or employees of the Bank whom the Committee member reasonably believes to be reliable and competent in the matters presented.
●	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person.
●	Another committee of the Board as to matters within its designated authority which the Committee member reasonably believes to merit confidence.

MANAGEMENT RESPONSIBILITIES

The Committee recognizes that incentive compensation serves as a key tool to attract and retain skilled staff. As such, a goal of the Committee is to properly balance such compensation arrangements with prudent operations that do not encourage excessive risk-taking. In doing so, the Committee also recognizes the following three key principles for consideration in compensation arrangements: (1) incentive compensation arrangements at the Bank should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose the Bank to imprudent risk; (2) such arrangements should be compatible with effective controls and risk-management; and (3) these arrangements should be supported by strong corporate governance, including active and effective oversight by the Board of Directors.

To reinforce and support the development and maintenance of balanced incentive compensation arrangements, the Committee requires that appropriate Bank personnel, including risk management, have input in the design and assessment of such arrangements. Therefore, the Committee designates that the following members of Bank management should be involved in design recommendations, monitoring, and assessment of incentive compensation arrangements and payouts:

●	President/Chief Executive Officer & Executive Vice President Incentive Plans: President/Chief Executive Officer, Director of Risk Management, and the Human Resources Director.

●

Senior Vice Presidents, Vice Presidents, Mortgage Banking Personnel, Operations Personnel & Other Applicable Personnel Incentive Plans: President/Chief Executive Officer, Executive Vice Presidents, Director of Risk Management and the Human Resources Director.

These members of management are responsible for the design of incentive compensation plans as directed by the Committee. All incentive compensation plans and payments must be approved by the Committee prior to implementation. Additionally, upon approval and implementation these individuals will evaluate the effectiveness and success of the plans to be balanced from a risk and reward perspective and will provide feedback and/or make recommendations to the Committee based upon such evaluations. Furthermore, at the end of the incentive period, management will make recommendation for payout under the incentive plan to the Director of Risk Management for verification purposes. Once verification and eligibility of payout in accordance with the established plan has been conducted, the Director of Risk Management will make such recommendations for payment to the Committee. The Committee will review such recommendations and any other pertinent information in consideration of approved payments.

REVOCABLE PROXY
GUARANTY FEDERAL BANCSHARES, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 28, 2014

The undersigned hereby appoints the Board of Directors of Guaranty Federal Bancshares, Inc. (the "Company"), or each of them individually, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held at the Guaranty Bank Operations Center, 1414 W. Elfindale Street, Springfield, Missouri, on Wednesday, May 28, 2014, at 6:00 p.m. local time and at any and all adjournments thereof, in the following manner: (Please be sure to sign and date this Proxy below. All joint holders should sign.)

Mark here for address change. ☐

____

____

____

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒ **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With hold	For All Except
1. The election as directors of all nominees listed and the terms indicated (except as marked to the contrary below):	☐	☐	☐

Three Year Terms **John F. Griesemer**
James L. Sivils III
David T. Moore

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

	For	Against	Abstain
2. The advisory (non-binding) vote to approve executive compensation.	☐	☐	☐

	Every One Year	Every Two Years	Every Three Years	Abstain
3. The advisory (non-binding) vote on the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐

In their discretion, such attorneys and proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors recommends a vote "FOR" all of the above listed nominees and proposition 2 and 4 and recommends a vote for "EVERY ONE YEAR" for proposition 3.

THIS SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

GUARANTY FEDERAL BANCSHARES, INC.

Should the above signed be present and elect to vote at the Meeting, or at any adjournments thereof, and after written notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this Proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this Proxy by filing a subsequently dated Proxy or by written notification to the Secretary of the Company of the stockholder's decision to terminate this Proxy. The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Meeting of Stockholders, a Proxy Statement dated April 28, 2014, and an Annual Report to Stockholders for the period ended December 31, 2013.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ——————— Co-holder (if any) sign above

Please sign exactly as your name appears on this Proxy. When signing as attorney, executor, administrator, trustee, guardian, or any other representative capacity, please give full title. If shares are held jointly, each holder should sign.

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